Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 2, 2015

BY AND AMONG

TARGA RESOURCES CORP.,

SPARTAN MERGER SUB LLC,

TARGA RESOURCES PARTNERS LP

AND

TARGA RESOURCES GP LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2015 (this “Agreement”), is by and among Targa Resources Corp., a Delaware corporation (“Parent”), Spartan Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), and Targa Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners, and (iii) resolved to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and the Parent Stockholders and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Merger (the “Parent Stock Issuance”) and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries.

“Alternative Acquisition Agreement” means any definitive merger agreement, acquisition agreement, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or other similar agreement with respect to any Alternative Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be an Alternative Acquisition Agreement.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Houston or New York are authorized or required by applicable Law to be closed.

“Class B Units” has the meaning set forth in the Partnership Agreement.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Article VII with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Common Stock” means the common stock of the Parent, par value $0.001 per share.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Parent Long-Term Incentive Plan” means the Targa Resources Corp. Long-Term Incentive Plan.

“Parent Shares” means shares of Parent Common Stock.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Parent Termination Fee” means an amount in cash equal to $96,500,000.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 15, 2015, as amended or supplemented from time to time.

“Partnership Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the Partnership GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Partnership GP LLC Agreement” means the Limited Liability Company Agreement of the Partnership GP, dated as of October 23, 2006, as amended or supplemented from time to time.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Targa Resources Partners LP Long-Term Incentive Plan.

“Partnership Termination Amount” means an amount in cash equal to $96,500,000.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Partnership GP and their Affiliates.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Special General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	6.3(h)(i)
Affiliate	1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	1.1(a)
Alternative Proposal	6.3(h)(ii)
Antitrust Laws	1.1(a)
Average Closing Price	1.1(a)
Balance Sheet Date	4.5(c)
Book-Entry Units	3.1(d)
Business Day	1.1(a)
Class B Units	1.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2

Closing Date	2.2
Code	3.2(j)
Common Unit	1.1(a)
Contract	4.3(b)
DGCL	1.1(a)
DLLCA	1.1(a)
DRULPA	1.1(a)
Effective Time	2.3
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
GAAP	1.1(a)
General Partner Interest	1.1(a)
Governmental Authority	1.1(a)
GP Board	Preamble
GP Conflicts Committee	Preamble
Hazardous Substance	1.1(a)
HSR Act	1.1(a)
Incentive Distribution Rights	1.1(a)
Indemnified Person	1.1(a)
Intervening Event	6.3(h)(i)
Law	4.8(a)
Laws	4.8(a)
Liens	4.1(c)
Limited Partner	1.1(a)
Material Adverse Effect	1.1(a)
Maximum Amount	6.7(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preamble
NYSE	1.1(a)
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Adverse Recommendation Change	6.1(c)
Parent Benefit Plans	5.12(b)
Parent Board	Preamble
Parent Board Recommendation	6.1(c)
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.13(a)

Parent Equity Award	3.3(a)
Parent Expenses	1.1(a)
Parent Financial Advisor	5.16
Parent Intellectual Property	5.15
Parent Long-Term Incentive Plan	1.1(a)
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent Proxy Statement	4.9(c)
Parent SEC Documents	5.5(a)
Parent Shares	1.1(a)
Parent Stock Issuance	Preamble
Parent Stockholder Approval	5.3(c)
Parent Stockholder Meeting	6.1(c)
Parent Stockholders	1.1(a)
Parent Termination Fee	1.1(a)
Partnership	Preamble
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Benefit Plans	4.12(b)
Partnership Board Recommendation	6.1(b)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13(a)
Partnership Equity Award	3.3(a)
Partnership Expenses	1.1(a)
Partnership Financial Advisor	4.16
Partnership GP	Preamble
Partnership GP LLC Agreement	1.1(a)
Partnership Intellectual Property	4.15
Partnership Interest	1.1(a)
Partnership Long-Term Incentive Plan	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(c)(ii)
Partnership Permits	4.8(b)
Partnership Proxy Statement	4.4
Partnership SEC Documents	4.5(a)
Partnership Termination Amount	1.1(a)
Partnership Unaffiliated Unitholders	1.1(a)
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Performance Vesting Determination	3.3(a)
Permits	4.8(b)
Person	1.1(a)
Proceeding	1.1(a)

Proxy Statements	4.9
Registration Statement	4.9
Representatives	6.3(a)
Restraints	7.1(d)
Rights	1.1(a)
rights-of-way	4.14(b)
Sarbanes-Oxley Act	4.5(a)
SEC	1.1(a)
Securities Act	4.1(c)
Series A Preferred Units	1.1(a)
Special General Partner Interest	1.1(a)
Subsidiary	1.1(a)
Superior Proposal	6.3(h)(iv)
Surviving Entity	2.1
Takeover Laws	5.3(a)
Tax	4.10(b)
Tax Return	4.10(b)
Taxes	4.10(b)

Section 1.2. Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1. The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2. Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the

“Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5. Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.2(h) and Section 3.4, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.62 of a Parent Share (the “Merger Consideration” and such fraction of a Parent Share, the “Exchange Ratio”), which Parent Shares will be duly authorized and validly issued in accordance with applicable Laws, subject to adjustment in accordance with Section 3.4.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Parent or its designated Affiliate (which will be the sole member of Merger Sub or another designated Affiliate of Parent) shall be admitted as, or continue as, a limited partner of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership (as the Surviving Entity) shall continue without dissolution.

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Common Units that are owned immediately prior to the Effective Time by the Partnership or its Subsidiaries shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Common Units. All Partnership Interests that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any Subsidiaries of Parent shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

(d) Treatment of Series A Preferred Units. Each Series A Preferred Unit that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and to represent a limited partner interest in the Partnership.

(e) Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

Section 3.2. Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration and paying any dividends or other distributions to which a holder of Common Units is entitled pursuant to Section 3.2(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends or distributions pursuant to Section 3.2(g)).

(b) Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and any Parent Shares or cash in lieu of any fractional shares payable pursuant to Section 3.2(h), in each case, that may be payable from time to time following the Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent or cash in lieu of any fractional shares as such holders have the right to receive pursuant to Section 3.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(c) Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, (ii) a check in the amount of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g) and Section 3.2(h).

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of

Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Shares. No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration in the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(j) Withholding Taxes. Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Common Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 3.3. Treatment of Partnership Equity Awards, Partnership Equity Plan and Parent Equity Awards.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee of the GP Board designated under the Partnership Long-Term Incentive Plan to serve as the plan’s administrative committee) and the Parent Board, the Compensation Committee of the Parent Board or any other committee of the Parent Board designated by the Parent Board will adopt joint resolutions, and the Partnership and the Parent will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3 and provide that each right to receive Common Units subject to forfeiture or vesting requirements granted under the Partnership Long-Term Incentive Plan (each, a “Partnership Equity Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted and restated into the right to receive a comparable Parent equity award (a “Parent Equity Award”), with respect to Parent Shares. Each unvested right to acquire Common Units subject to a Partnership Equity Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted and restated into the right to receive Parent Shares pursuant to a Parent Equity Award which (i) covers a number of Parent Shares based on the Exchange Ratio, rounded down to the nearest whole Parent Share, and (ii) includes the same vesting, forfeiture and termination rights as included in the Partnership Equity Award; provided, however, that the Parent Board, the Compensation Committee of the Parent Board or any other committee of the Parent Board designated by the Parent Board shall evaluate and may approve revisions to the performance vesting aspects of the underlying Partnership Equity Awards (which are based on performance of the Partnership) and may make determinations concerning replicating, replacing or eliminating such performance vesting aspects in the applicable Parent Equity Awards (the “Performance Vesting Determination”). The agreements between the Partnership GP and each award holder regarding such Partnership Equity Awards shall be assumed by Parent, and such awards, as converted pursuant to this Section 3.3(a), shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required by this Section 3.3(a) after giving effect to the Merger) and by the Partnership Long-Term Incentive Plan, as adopted by the Parent. Except to the extent provided in Section 3.3(b) below, as of the Effective Time, such Partnership Equity Awards shall cease to represent the right to receive Common Units.

(b) To the extent applicable, holders of Partnership Equity Awards immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between the GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such Partnership Equity Awards with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date as set therefor to such holders of Partnership Equity Awards, subject to any vesting conditions included in the Partnership Equity Awards.

(c) Prior to the Effective Time, the Parent Board or its compensation committee shall adopt the Partnership Long-Term Incentive Plan as of the Effective Time, authorize the conversion and restatement of Partnership Equity Awards into Parent Equity Awards, in accordance with Section 3.3(a) at the Effective Time and shall take all other actions as may be necessary to authorize the events contemplated in Section 3.3(a); such actions shall include the following: (i) effective as of the Effective Time, the Partnership Long-Term Incentive Plan shall be continued by Parent, and all Partnership obligations thereunder assumed by Parent (including obligations with respect to Partnership Equity Awards in accordance with Section 3.3(a)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the Partnership Long-Term Incentive Plan, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to Common Units in the Partnership Long-Term Incentive Plan shall be substituted with references to Parent Shares; (iii) the number of Parent Shares that will be available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time shall equal the number of Common Units that were available for grant and delivery under the Partnership Long-Term Incentive Plan immediately prior to the Effective Time, as adjusted to give effect to the Merger Consideration ratio (which number will include the number of Parent Shares subject to Partnership Equity Awards that will be issued upon conversion of Partnership Equity Awards in accordance with Section 3.3(a)); (iv) from and after the Effective Time, awards under the Partnership Long-Term Incentive Plan may be granted only to those individuals who were eligible to receive awards under the Partnership Long-Term Incentive Plan immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the Partnership Long-Term Incentive Plan as in effect immediately prior to the Effective Time); and (v) no participant in the Partnership Long-Term Incentive Plan shall have any right to acquire Common Units under the Partnership Long-Term Incentive Plan from and after the Effective Time. Parent shall reserve for issuance a number of Parent Shares equal to the number of Parent Shares that will be available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time, including Parent Shares that will be subject to Partnership Equity Awards as a result of the actions contemplated by Section 3.3(a). As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement with respect to the Parent Shares available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the Partnership Long-Term Incentive Plan. Prior to the Effective Time, Parent shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of Parent Equity Awards pursuant to the Merger by each individual who is an officer or director of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(d) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statements filed by the Partnership on February 12, 2008 and March 5, 2015, deregistering all Common Units thereunder.

(e) Prior to the Effective Time, the Parent Board (or, if appropriate, any committee of the Parent Board designated under the Parent Long-Term Incentive Plan to serve as the plan’s administrative committee) shall adopt resolutions and take or cause to be taken all actions necessary to amend award grants made under the Parent Long-Term Incentive Plan, which are outstanding immediately prior to the Effective Time, which have vesting provisions based on time vesting corresponding to the applicable Partnership Equity Awards and which, to the extent applicable, have performance vesting aspects consistent with the Performance Vesting Determination, such amendments to be effective at the Effective Time.

Section 3.4. Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5. No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2014, and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article IV, the Partnership GP each represent and warrant to Parent as follows:

Section 4.1. Organization, Standing and Corporate Power.

(a) Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).

Section 4.2. Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Class B Units, Series A Preferred Units, the Incentive Distribution Rights, the General Partner Interest and the Special General Partner Interest. As of October 31, 2015, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 184,847,901 Common Units, (ii) no Class B Units, (iii) 5,000,000 Series A Preferred Units, (iv) the Incentive Distribution Rights, (v) the General Partner Interest, (vi) the Special General Partner Interest, and there were 1,073,445 Partnership Equity Awards outstanding. The Partnership GP is the sole general partner of the Partnership and owns all of the outstanding Incentive Distribution Rights, the General Partner Interest and the Special General Partner Interest. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Partnership Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of October 31, 2015, except as set forth above in this Section 4.2 or as set forth in the Partnership’s equity plans or grant documents issued thereunder or the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3. Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the GP Board approve, this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e) The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 4.4. Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Partnership Proxy Statement”) and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Partnership Material Adverse Effect.

Section 4.5. Partnership SEC Documents; Undisclosed Liabilities.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Partnership and its consolidated subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2014 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 4.7. Legal Proceedings. There are no Proceedings pending or threatened in writing by any Governmental Authority with respect to the Partnership or any of its Subsidiaries or Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.8. Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the

Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where the failure to have any of the Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the “Parent Proxy Statement” and together with the Partnership Proxy Statement, the “Proxy Statements”) will, on the date it is first mailed to the Parent Stockholders, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents and (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 4.10(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 4.11. Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership (each Contract that is described in this Section 4.11(a) being a “Partnership Material Contract”).

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on the Partnership and its Subsidiaries, as applicable, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Partnership or any of its Subsidiaries under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.12. Partnership Benefit Plans.

(a) Each Partnership Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Any Partnership Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding is pending or threatened in writing with respect to any Partnership Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than the Partnership and its Subsidiaries.

(b) For purposes of this Agreement, “Partnership Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by the Partnership.

Section 4.13. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by the Partnership or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries.

Section 4.14. Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good title to all of its owned real property and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

(b) The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property, and (d) no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16. Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Citigroup Global Markets Inc. (the “Partnership Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.17. Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee.

Section 4.18. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2014, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 5.1. Organization, Standing and Corporate Power.

(a) Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 5.2. Capitalization.

(a) The authorized equity interests of Parent consist of 100,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), and 300,000,000 Parent Shares. As of October 31, 2015, there were (i) 56,018,652 Parent Shares issued and outstanding, (ii) 425,701 Parent Shares held in treasury, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) no shares of Parent Preferred Stock held in treasury, and (v) 30,623 shares of restricted Parent Common Stock and 285,409 shares of restricted stock units granted and outstanding under Parent’s equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s restricted stock units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of October 31, 2015, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3. Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Parent Board, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms. The Parent Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Organizational Documents of Parent or any of Parent’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 5.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The affirmative vote of a majority of the Parent Shares present in person or represented by proxy at the Parent Stockholder Meeting or any adjournment or postponement thereof and entitled to vote on the Parent Stock Issuance to approve the Parent Stock Issuance (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement.

(d) The Parent Board, at a meeting duly called and held, has (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

Section 5.4. Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Parent Material Adverse Effect.

Section 5.5. Parent SEC Documents; Undisclosed Liabilities.

(a) Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 5.7. Legal Proceedings. There are no Proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or Proceedings pending or threatened in writing against Parent or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8. Compliance With Laws; Permits.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9. Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Parent Proxy Statement will, on the date it is first mailed to the Parent Stockholders, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (c) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (d) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.11. Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a “Parent Material Contract”).

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 5.12. Parent Benefit Plans.

(a) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no Proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b) For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent.

Section 5.13. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to applicable Environmental Laws (“Parent Environmental Permits”); (b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 5.14. Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b) Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 5.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent (including, solely for purposes of this Section 5.15, the Partnership and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 5.16. Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Evercore Group, L.L.C. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Section 5.17. Brokers and Other Advisors. Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.18. Financing. On the date hereof and at the Effective Time, Parent has available to it, and will have available to it, all funds necessary to consummate the Merger.

Section 5.19. Ownership of Common Units. Parent and its Subsidiaries, taken together, are the beneficial owners of 16,309,595 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

Section 5.20. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1. Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statements will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or either of the Proxy Statements, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statements, the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) Subject to Section 6.1(d), the Partnership shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Partnership Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee or the GP Board’s approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if the Partnership has delivered any notice contemplated by Section 6.3(c) and the time periods contemplated by Section 6.3(c) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(c) Subject to Section 6.1(d), Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 6.3, Parent shall, through the Parent Board, recommend to the Parent Stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and use reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. The Parent Proxy Statement shall include, subject to Section 6.3, the Parent Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the obligations of Parent set forth in the first sentence of this Section 6.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any Alternative Proposal or (ii) the withdrawal or modification by the Parent Board of the Parent Board Recommendation or the Parent Board’s approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Parent Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Law is provided to Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting, and (D) if Parent has delivered any notice contemplated by Section 6.3(g) and the time periods contemplated by Section 6.3(g) have not expired; provided, however, that in each case, Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(d) The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

(e) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(f) Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting even if the Parent Board shall have effected a Parent Adverse Recommendation Change.

Section 6.2. Conduct of Business.

(a) Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(b) Except (i) as provided in this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (A) as provided in this Agreement, (B) as set forth in the Parent Disclosure Schedule, (C) as required by applicable Law, (D) as provided in any Parent Material Contract in effect as of the date of this Agreement or (E) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that (a) would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) would diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the holders of Common Units upon the consummation of the Merger;

(ii) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s or its Subsidiaries’ capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(iii) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s or its Subsidiaries’ capital stock or other securities or equity interests;

(iv) make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of assets or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person for consideration in an amount greater than $250,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000,000 in the aggregate;

(v) other than transactions exclusively between Subsidiaries of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, consolidation or other reorganization; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition that would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3. No Solicitation by the Partnership; Parent; Etc.

(a) The Partnership GP and the Partnership shall, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than Parent and its Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the Partnership Agreement, (iii) enter into an Alternative Acquisition Agreement, or (iv) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal or (D) authorize the Partnership to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (iv) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the GP Conflicts Committee believes is bona fide, (ii) the GP Conflicts Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then the Partnership and the Partnership GP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) the Partnership and the Partnership GP and their respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) the Partnership and the Partnership GP will provide to Parent non-public information with respect to the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Board or the GP Conflicts Committee may (x) make a Partnership Adverse Recommendation Change or (y) solely in the case of Section 6.3(c)(i)(A), terminate this Agreement pursuant to Section 8.1(d)(iii), in each case:

(i) (A) if the Partnership has received a written Alternative Proposal that the GP Board or the GP Conflicts Committee, as applicable, believes is bona fide and the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law or (B) in response to an Intervening Event if the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law;

(ii) if the GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent (A) in the case of Section 6.3(c)(i)(A), (x) stating that the

GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (y) including a description of the material terms of such Alternative Proposal and (B) in the case of Section 6.3(c)(i)(B), specifying in reasonable detail the material events giving rise to the Intervening Event, in the case of each of (A) and (B), at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(c) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) day from the time Parent receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Partnership Notice Period”)); and

(iii) if, during the Partnership Notice Period, the GP Board or the GP Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Law; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 6.3(c)(i)(A), such Alternative Proposal continues to constitute a Superior Proposal or (2) in the case of Section 6.3(c)(i)(B), such Intervening Event continues to constitute an Intervening Event.

(d) Any Partnership Adverse Recommendation Change effected by the GP Conflicts Committee shall invalidate and rescind any prior “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement.

(e) Parent shall, and shall cause its Subsidiaries and the foregoing shall use their reasonable best efforts to cause their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than the Partnership, Partnership GP and their Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, Parent shall not, and shall cause its respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) enter into an Alternative Acquisition Agreement, or (iii) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Parent Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal or (D) authorize Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (iii) being referred to as a “Parent Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Subsidiaries or Parent’s Representatives shall be deemed to be a breach of this Section 6.3 by Parent.

(f) Notwithstanding anything to the contrary contained in Section 6.3(e), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, (ii) the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) Parent and its respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) Parent will provide to the Partnership and the Partnership GP non-public information with respect to Parent and its Subsidiaries that was not previously provided or made available to the Partnership or the Partnership GP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(g) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.3(g), the Parent Board may (x) make a Parent Adverse Recommendation or (y) solely in the case of Section 6.3(g)(i)(A), terminate this Agreement pursuant to Section 8.1(c)(iii), in each case:

(i) (A) if Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, and the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law or (B) in response to an Intervening Event if the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable Law;

(ii) if the Parent Board has provided prior written notice to the Partnership (A) in the case of Section 6.3(g)(i)(A), (x) stating that the Parent Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (y) including a description of the material terms of such Alternative Proposal and (B) in the case of Section 6.3(g)(i)(B), specifying in reasonable detail the material events giving rise to the Intervening Event, in the case of each of (A) and (B), at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case the Parent Board shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) day from the time the Partnership receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Parent Notice Period”)); and

(iii) if, during the Parent Notice Period, the Parent Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership and the Partnership GP in good faith (to the extent the Partnership and the Partnership GP desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Law; provided, however, that the Parent Board shall take into account all changes to the terms of this Agreement proposed by the Partnership in determining whether (1) in the case of Section 6.3(g)(i)(A), such Alternative Proposal continues to constitute a Superior Proposal or (2) in the case of Section 6.3(g)(i)(B), such Intervening Event continues to constitute an Intervening Event.

(h) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder.

(ii) “Alternative Proposal” means (A) in respect of the Partnership, any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (1) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to thirty-five percent (35%) or more of the Partnership’s consolidated assets or to which thirty-five percent (35%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (2) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of thirty-five percent (35%) or more of any outstanding class of equity securities of the Partnership, (3) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning thirty-five percent (35%) or more of any outstanding class of equity securities of the Partnership or (4) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least thirty-five percent (35%) of the Partnership’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement, and (B) in respect of Parent, the definition set forth in the foregoing clause (A), substituting all references to the Partnership with “Parent” and all references to Parent with “the

Partnership.” Notwithstanding the foregoing, an “Alternative Proposal” in respect of Parent shall not include any inquiry, proposal or offer that would not reasonably be expected to (i) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, or (ii) diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the holders of Common Units upon the consummation of the Merger.

(iii) “Intervening Event” means (A) in respect of the Partnership, a material event or circumstances that arises or occurs after the date of this Agreement with respect the Partnership and its Subsidiaries that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Board or the GP Conflicts Committee and (B) in respect of Parent, material event or circumstances that arises or occurs after the date of this Agreement with respect the Partnership and its Subsidiaries that was not, prior to the date of this Agreement, reasonably foreseeable by the Parent Board.

(iv) “Superior Proposal” means (A) in respect of the Partnership, a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 6.3, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts Committee determines in its good faith to be more favorable to the Limited Partners from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing, and (B) in respect of Parent, a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 6.3, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Board determines in its good faith to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership in writing.

(i) Nothing contained in this Agreement shall prevent the Partnership, the GP Board or the GP Conflicts Committee or shall prevent Parent or the Parent Board, as applicable, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee or the Parent Board, as applicable, determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, however, that any Partnership Adverse Recommendation Change or Parent Adverse Recommendation Change may only be made in accordance with Section 6.3(c) or Section 6.3(g), as the case may be.

Section 6.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, voting or causing to be voted all Common Units beneficially owned by Parent in favor of the Merger at the Partnership Unitholder Meeting unless there is a Partnership Adverse Recommendation Change, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within fifteen (15) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

Section 6.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that neither the Partnership nor Parent shall be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee or of Parent or the Parent Board, as applicable, under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.

Section 6.6. Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7. Indemnification and Insurance.

(a) From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(b) Parent shall maintain in effect for six (6) years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8. Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statements.

Section 6.9. Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10. Listing. Parent shall cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 6.11. Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.12. GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.13. Performance by Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 6.2(b), with the consent of, Parent.

Section 6.14. Cooperation with Debt and Equity Financing. From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

Section 6.15. Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time), as a taxable sale of such Common Units to Targa GP Inc. (the sole member of Merger Sub) and (b) with respect to Targa GP Inc., as a purchase of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) from the holders of such units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.16. Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

ARTICLE VII

Conditions Precedent

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and Organizational Documents of Parent.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b) Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3. Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.3(a), Section 5.3(c) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4. Frustration of Closing Conditions.

(a) Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee.

(b) by either of the Partnership or Parent:

(i) if the Closing shall not have been consummated on or before June 30, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(ii) if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii) if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv) if the Parent Stockholder Meeting and any postponements or adjournments thereof shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting;

(ii) if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) prior to the receipt of the Parent Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that Parent shall have complied in all material respects with Section 6.3(g) and shall have made or shall concurrently make the amendment with respect to the Partnership Termination Amount in accordance with Section 8.3(c).

(d) by the Partnership:

(i) if a Parent Adverse Recommendation Change shall have occurred prior to the Parent Stockholder Meeting;

(ii) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) prior to the receipt of the Partnership Unitholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that the Partnership shall have complied in all material respects with Section 6.3(c) and shall have paid or shall concurrently pay the Parent Termination Fee in accordance with Section 8.3(f).

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Termination Fee, the Parent Expenses or the Partnership Expenses, or make the amendment with respect to the Partnership Termination Amount, in each case if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 8.3. Termination Fees; Expenses.

(a) If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), Parent shall pay to the Partnership (or its designated Affiliate) an amount equal to the Partnership Expenses, and such payment shall be made within two (2) Business Days after such termination.

(b) If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approval), the Partnership shall pay to the Parent by wire transfer of immediately available funds (to an account designated by the Parent), an amount equal to the Parent Expenses, and such payment shall be made within two (2) Business Days after such termination.

(c) If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(iii) (Parent Superior Proposal), Parent shall, concurrently with such termination, execute an amendment to the Partnership Agreement providing for the reduction in distributions payable by the Partnership to the holders of the Incentive Distribution Rights as set forth on Section 8.3(c) of the Parent Disclosure Schedule equal to the Partnership Termination Amount, and Parent hereby does consent to such amendment and agrees to cause any of its Subsidiaries that are required to consent to such amendment to do so.

(d) If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Parent Stockholder Meeting, (ii) this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(i) (Parent Recommendation Change) and (iii) at any time on or prior to the 6-month anniversary of such termination, Parent or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal, Parent shall, concurrently with the earlier of entering into such definitive agreement and consummating such Alternative Proposal, execute an amendment to the Partnership Agreement providing for the reduction in distributions payable by the Partnership to the holders of the Incentive Distribution Rights as set forth on Section 8.3(c) of the Parent Disclosure Schedule equal to the Partnership Termination Amount, and Parent hereby does consent to such amendment and agrees to cause any of its Subsidiaries that are required to consent to such amendment to do so. For purposes of this Section 8.3(d), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.3(h), except that references to “thirty-five percent (35%) or more” or “at least thirty-five percent (35%)” are deemed to be references to “fifty percent (50%) or more” or “at least fifty percent (50%),” respectively.

(e) In no event shall Parent be required to make the amendment with respect to the Partnership Termination Amount on more than one occasion. Notwithstanding the foregoing, if Parent has previously paid the Partnership Expenses to the Partnership (or its designated Affiliate) pursuant to Section 8.3(a), any Partnership Termination Amount subject to Section 8.3(c) or Section 8.3(d) shall be reduced by the amount of the Partnership Expenses previously paid.

(f) If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(iii) (Partnership Superior Proposal), the Partnership shall pay to Parent the Parent Termination Fee concurrently with such termination.

(g) If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Partnership Unitholder Meeting, (ii) this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) and (iii) at any time on or prior to the 6-month anniversary of such termination, the Partnership or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal, the Partnership shall pay to Parent the Parent Termination Fee concurrently with the earlier of entering into such definitive agreement and consummating such Alternative Proposal. For purposes of this Section 8.3(g), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.3(h), except that references to “thirty-five percent (35%) or more” or “at least thirty-five percent (35%)” are deemed to be references to “fifty percent (50%) or more” or “at least fifty percent (50%),” respectively.

(h) In no event shall the Partnership be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding the foregoing, if the Partnership has previously paid the Parent Expenses to Parent pursuant to Section 8.3(b), any Parent Termination Fee to be paid by the Partnership pursuant to Section 8.3(f) or Section 8.3(g) shall be reduced by the amount of the Parent Expenses previously paid.

(i) The parties acknowledge that payment of the Parent Termination Fee and the Parent Expenses and the Partnership Expenses, and that making the amendment with respect to the Partnership Termination Amount, as applicable, if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

Miscellaneous

Section 9.1. No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III and the last sentence of Section 6.6, Section 6.8 and Section 6.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP

Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners or Parent Stockholders, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

Section 9.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6. Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.7 and Section 9.11 and the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.7 and Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 9.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided, however, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable Laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9. Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: James W. Whalen

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Christopher S. Collins, Esq.

Email: ccollins@velaw.com

If to the Partnership or the Partnership GP, to:

Targa Resources Partners LP

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: Robert B. Evans

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Richards Layton & Finger, P.A.

920 North King St.

Wilmington, Delaware 19801

Attention: Srinivas Raju, Esq.

Email: Raju@rlf.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.11. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

MERGER SUB:

SPARTAN MERGER SUB LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President and Chief Executive Officer

PARTNERSHIP:

TARGA RESOURCES PARTNERS LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Jeffrey J. McParland
Name:	Jeffrey J. McParland
Title:	President–Finance Administration

PARTNERSHIP GP:

TARGA RESOURCES GP LLC

By:	/s/ Jeffrey J. McParland
Name:	Jeffrey J. McParland
Title:	President–Finance Administration

[SIGNATURE PAGE TO THE

AGREEMENT AND PLAN OF MERGER]